Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for First Quarter Fiscal 2020

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 6, 2020--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported its financial results for the three months ended December 28, 2019, compared with the three months ended December 29, 2018. Total sales for the December 2019 quarter were $1.08 billion, an increase of 1.6% over the December 2018 quarter. Net income totaled $17.7 million for the quarter ended December 28, 2019, and $22.2 million for the quarter ended December 29, 2018. The decrease is attributable to $3.7 million of refinancing costs during the current quarter which will result in lower interest expense for future periods. Gasoline gross profits were unusually high industry-wide during the December 2018 quarter and were lower compared with the current quarter.

Robert P. Ingle II, Chairman of the Board, stated, “We were pleased with our sales growth during the important holiday period. We completed a successful long-term financing that will lower our interest cost for many years to come.”

First Quarter Results

Net sales totaled $1.08 billion for the quarter ended December 28, 2019, compared with $1.06 billion for the quarter ended December 29, 2018, an increase of $16.5 million. Comparable store sales, excluding gasoline, increased 2.4%.

Gross profit for the December 2019 quarter was $257.5 million, or 23.9% of sales. Gross profit for the December 2018 quarter was $258.4 million, or 24.3% of sales. As noted above, gasoline gross profits were unusually high for last year’s December quarter.

Operating and administrative expenses for the December 2019 quarter totaled $222.0 million, compared with $218.7 million for the December 2018 quarter. Increased personnel costs accounted for much of the increase, influenced by increased sales and by continued high demand for labor.

Interest expense totaled $11.9 million for the three-month period ended December 28, 2019, compared with $12.2 million for the three-month period ended December 29, 2018. Total debt at the end of December 2019 was $850.0 million, compared with $880.0 million at the end of December 2018. During the current quarter, the Company refinanced $155 million of 5.75% debt with ten-year fixed rate secured debt at 2.95%. Debt extinguishment costs of $3.7 million were incurred to complete the transaction.

Basic and diluted earnings per share for the Company’s publicly traded Class A Common Stock were $0.90 and $0.87, respectively, for the quarter ended December 28, 2019, compared with $1.12 and $1.09 per share, respectively, for the quarter ended December 29, 2018.

Capital expenditures totaled $31.1 million for the December 2019 quarter, compared with $71.0 million for the December 2018 quarter. Last year, the Company had increased capital expenditures associated with additional new store construction, store remodeling, and property acquisitions. Total fiscal 2020 capital expenditures are expected to be between $120 million and $160 million.

The Company currently has a line of credit totaling $175.0 million, of which $165.0 million is currently available. The Company believes its financial resources, including this line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2019 Form 10-K.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)
	Quarter Ended
	December 28,	December 29,
	2019	2018
Net sales	$1,078,355	$1,061,837
Gross profit	257,490	258,411
Operating and administrative expenses	221,979	218,685
Gain (loss) from sale or disposal of assets	2,964	(262)
Income from operations	38,475	39,464
Other income, net	197	895
Interest expense	11,949	12,212
Loss on early extinguishment of debt	3,719	—
Pretax Income	23,004	28,147
Income tax expense	5,317	5,995
Net income	$17,687	$22,152

Basic earnings per common share – Class A	$0.90	$1.12
Diluted earnings per common share – Class A	$0.87	$1.09
Basic earnings per common share – Class B	$0.82	$1.02
Diluted earnings per common share – Class B	$0.82	$1.02

Additional selected information:
Depreciation and amortization expense	$28,434	$27,817
Rent expense	$2,674	$3,163

Condensed Consolidated Balance Sheets (Unaudited)

	December 28,	September 28,
	2019	2019
ASSETS
Cash and cash equivalents	$23,027	$42,125
Receivables-net	75,528	71,951
Inventories	371,582	374,129
Other current assets	10,998	8,898
Property and equipment-net	1,345,557	1,344,267
Other assets	71,254	25,958
TOTAL ASSETS	$1,897,946	$1,867,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$20,233	$12,600
Accounts payable, accrued expenses and current portion of other long-term liabilities	214,995	234,979
Deferred income taxes	76,748	75,499
Long-term debt	829,813	839,638
Other long-term liabilities	76,847	41,890
Total Liabilities	1,218,636	1,204,606
Stockholders' equity	679,310	662,722
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,897,946	$1,867,328

Contacts

Ron Freeman
Chief Financial Officer
(828) 669-2941 (Ext. 223)